Exhibit 10.45

January 18, 2008

Michael A. Aviles

Dear Mike:

This letter modifies the terms of the February 10, 2006 offer letter between you and Vignette Corp. regarding severance protection.

The twelve months of base pay element of the severance payment defined in the letter for termination by the Company without “Cause” or by you for “Good Reason,” is hereby changed to eighteen months. These severance payments will be made in substantially equal amounts paid out over the length of the severance period pursuant to the Company’s normal payroll cycles.

In the event of termination by you for Good Reason following a Change of Control, the 12 months of base pay element of the severance payment defined in the letter is hereby changed to twenty-seven months. This severance payment will be paid through Vignette’s regular payroll schedule over the length of the severance period pursuant to the Company’s normal payroll cycles. The definition of a Change of Control stated in your offer letter shall be amended as follows: the first sentence of (d) shall read “Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities.”

Notwithstanding the foregoing, if you are a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (collectively “Section 409A”) at the time of your “separation from service” (as defined under Section 409A), and the severance payable to you pursuant to this letter, when considered together with any other severance payments or separation benefits may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then only that portion of the Deferred Compensation Separation Benefits which does not exceed the Section 409A Limit may be made within the first six (6) months following your separation of service in accordance with the payment schedule specified in this letter. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to you on or within the six (6) month period following your separation of service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation of service date. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

Michael A. Aviles

January 18, 2008

“Section 409A Limit” for purposes of this letter shall mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

All other terms and conditions of the offer letter, including those related to additional severance protection shall remain unchanged. Please sign and return a copy of this letter indicating your acceptance of its provisions.

Yours truly,

/s/ Bryce M. Johnson
Bryce M. Johnson
SVP and General Counsel

Accepted and Agreed To:

Signature:	/s/ Mike Aviles
Date:	January 18, 2008